Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS ANNOUNCES RESULTS FOR PERIOD ENDED DECEMBER 31, 2018, STRENGTHENS BOARD, AND FOCUSES MANAGEMENT TEAM

Board and Management Redesign to Accommodate Focused and Disciplined Strategy and Operating Model for 2019

Preparation for Re-submission of Biologics License Application for Sacituzumab Govitecan Continuing

Updated Phase 2 Data with Sacituzumab Govitecan in Metastatic Triple-Negative Breast Cancer Published in New England Journal of Medicine

Oral Presentation of Updated Phase 1/2 Results with Sacituzumab Govitecan in Metastatic Urothelial Cancer at the 2019 Genitourinary Cancers Symposium

Morris Plains, N.J., February 25, 2019 — Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the Transition Period ended December 31, 2018. The Company also announced that Dr. Charles Baum, President and Chief Executive Officer (CEO) of Mirati Therapeutics, Inc. has joined the Immunomedics Board of Directors (Board). In addition, the Board has appointed Behzad Aghazadeh, Executive Chairman, while Scott Canute, current member of the Board, has been appointed to Executive Director. At the same time, Michael Pehl has stepped down from the role of President, CEO and member of the Board, due to personal reasons, and interim Chief Financial Officer (CFO), Usama Malik, has been appointed CFO. Please refer to the Company’s Transition Report on Form 10-K filed today with the SEC for more details on the Company’s financial results.

“I would like to thank Michael for his leadership and service to Immunomedics over the past fifteen months. We wish him all the best as he returns to Germany. At the same time, we are honored to welcome Chuck to our Board. Chuck has a storied career in drug development culminating in his role as President and CEO at Mirati, while also serving on the Board of Array Biopharma. Chuck will bring a strong scientific, drug development, and executive management perspective that will be invaluable to Immunomedics as we continue to execute and expand on our development priorities,” said Behzad Aghazadeh, Executive Chairman of Immunomedics.

“Our primary focus is to ensure a high-quality Biologics License Application (BLA) resubmission and gain FDA approval of sacituzumab govitecan for patients with metastatic triple-negative breast cancer (mTNBC). To that end, we have implemented a dedicated Complete Response Letter (CRL) team, led by our Executive Board member, Scott Canute, a recognized expert in Manufacturing and Quality spanning decades in the biopharmaceutical industry,” Behzad further commented.

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“We are committed to working closely with the FDA to resolve the CMC issues identified in the CRL.  Based on various prior experiences with much more complex manufacturing challenges at Eli Lilly and Genzyme, I am confident that our expert teams will drive a high-quality and timely resubmission of sacituzumab govitecan,” said Scott Canute, Executive Director of Immunomedics.

The CRL team is finalizing a response strategy to the issues identified in the CRL in advance of a meeting request with the FDA and anticipates providing additional clarity on the BLA resubmission timelines after such meeting has occurred.

“Sacituzumab govitecan has demonstrated a significant clinical benefit in multiple hard-to-treat cancer settings”, commented Dr. Baum. “I am thrilled to join the Board of Immunomedics and leverage my experience to help navigate the near-term resubmission of the BLA for mTNBC, and shape the clinical development strategy in other late-stage indications,” he added.

Dr. Baum is President, CEO and Board Member of Mirati Therapeutics since November 2012. Prior to joining Mirati, he was Senior Vice President for Biotherapeutic Clinical Research at Pfizer and served as the Head of Oncology Development and as Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. He was responsible for the development of the oncology portfolio, including Axitinib (Inlyta®), Crizotinib (Xalkori®) and the approval of sunitinib (Sutent®) for the treatment of gastrointestinal stromal tumor (GIST) and renal cell carcinoma. Previously, Dr. Baum was responsible for the development of several oncology compounds at Schering-Plough, including temozolomide (Temodar®) which was approved for the treatment of patients with advanced brain tumors. Dr. Baum currently serves on the Board of Array BioPharma.

Mr. Scott Canute has more than 36 years of experience in the biopharmaceutical industry, previously serving as President of Global Manufacturing and Corporate Operations of Genzyme Corporation from 2010 until 2011, where he led a major turnaround in manufacturing in order to ensure on-going supply of life saving products that were in short supply and developed and implemented a comprehensive manufacturing strategy, including a revamped global governance system. Prior to joining Genzyme, Mr. Canute spent 25 years at Eli Lilly and Company, where he served as President, Global Manufacturing Operations from 2004 until 2007. During his tenure at Eli Lilly, Mr. Canute directed all manufacturing and supply chain activities for the company’s global operations, which spanned 24 international manufacturing sites and 80+ contract manufacturing operations.

Recent Company Highlights

•                  The Company received a CRL from the FDA for the BLA seeking accelerated approval of sacituzumab govitecan for the treatment of patients with mTNBC who have received at least two prior therapies for metastatic disease.

•                  The Company published in the New England Journal of Medicine updated data with sacituzumab govitecan in patients with mTNBC, showing a favorable benefit:risk profile of the ADC, as well as providing additional and consistent safety information on 420 patients with a variety of epithelial cancers.

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•                  In an oral presentation at the 2019 Genitourinary Cancers Symposium, the Company reported updated results from a Phase 1/2 study of sacituzumab govitecan in patients with previously treated metastatic urothelial cancer, showing an overall response rate of 31 percent and a median duration of response of 12.9 months in 45 relapsed/refractory patients.

•                  Enrollment into the pivotal TROPHY U-01 study continues to progress well, while the Company prepares for the initiation of the registrational Phase 3 study in hormone receptor-positive metastatic breast cancer, as well as the Trop-2-enriched basket study.

•                  The Company has strengthened its manufacturing partnerships with Johnson Matthey and BSP to further enhance the capacity and scale of its supply chain for sacituzumab govitecan in preparation for future demand driven by additional indications and broadening of geographic footprint.

Results for the Transition Period Ended December 31, 2018

On December 14, 2018, the Company’s Board of Directors approved a change in the Company’s fiscal year end from June 30 to December 31, effective immediately. The reporting period for the six months ended December 31, 2018 is referred to as the “Transition Period.”

The Company had no revenues in the Transition Period due primarily to the discontinued sale of LeukoScan® during the quarter ended March 31, 2018 in order for the Company to focus on its ADC business. Revenues in the comparable period ended December 31, 2017 were approximately $1.3 million.

Total costs and expenses were $144.5 million for the Transition Period, compared to $52.3 million for the comparable period ended December 31, 2017, due primarily to a $51.1 million increase in research and development expenses, a $23.3 million increase in general and administrative expenses, and a $18.4 million increase in sales and marketing expenses. Most of these increases were attributable to activities related to preparations for the potential approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for metastatic TNBC in the United States, and to expanded clinical development of sacituzumab govitecan into other indications.

The Company recognized a $1.4 million non-cash income for the Transition Period, compared to a $59.6 million non-cash expense for the comparable period ended December 31, 2017, due to the net appreciation in the fair value of outstanding warrants and the exercise of warrants. There were no warrants outstanding as of December 31, 2018.

Interest expense was $20.0 million for the Transition Period, compared to $2.9 million for the comparable period ended December 31, 2017. The increase was due primarily to increased debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $157.7 million, or $0.84 per share, for the Transition Period, compared to $121.3 million, or $0.88 per share, for the comparable period ended December 31, 2017.

As of December 31, 2018, the Company had $497.8 million in cash, cash equivalents, and marketable securities, which it believes is adequate to support its clinical development plan for sacituzumab govitecan; further build its clinical and manufacturing infrastructure and fund its operations through 2020.

Conference Call

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the quarter and six months ended December 31, 2018 and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 6478246. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of  our anticipated meeting with the FDA to discuss the Complete Response Letter received in response to our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, and expectations for the related resubmission, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Dr. Chau Cheng	Lauren Wood
(973) 531-9123	(973) 531-9287
ccheng@immunomedics.com	lwood@immunomedics.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2018	2018
ASSETS
Current Assets:
Cash and cash equivalents	$492,860	$612,057
Marketable securities	4,941	26,745
Accounts receivable, net of allowance for doubtful accounts	—	46
Prepaid expenses	5,354	3,803
Other current assets	1,348	5,729
	504,503	648,380

Property and equipment, net	23,469	15,733
Other long-term assets	68	60
	$528,040	$664,173

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$31,722	$31,664
Liability related to sale of future royalties - current	—	3,009
Warrant liabilities	—	8,973
Deferred revenues	—	94
Convertible senior notes - net	7,055	19,763
Liability related to sale of future royalties - non-current	221,295	198,998
Other long-term liabilities	2,119	1,986
Stockholders’ equity (deficit)	265,849	399,686
	$528,040	$664,173

Consolidated Statements of Operations

(in thousands)

	Six Months Ended December 31,
	2018	2017
		(unaudited)
Revenues:
Product sales	$—	$1,050
License fee and other revenues	—	65
Research & development	—	173

Total Revenues	$—	$1,288

Costs and Expenses:
Costs of goods sold	—	567
Research and development	93,887	42,837
Sales and marketing	19,834	1,416
General and administrative	30,814	7,493

Costs and Expenses	144,535	52,313
Operating Loss	(144,535)	(51,025)
Changes in fair market value of warrant liabilities	1,404	(59,610)
Interest expense	(20,017)	(2,920)
Interest and other income	6,106	798
Loss on induced exchanges of debt	(897)	(13,005)
Insurance reimbursement	190	4,366
Foreign currency transaction gain, net	—	107
Loss before income tax	(157,749)	(121,289)
Income tax (expense) benefit	—	—
Net Loss	(157,749)	(121,289)

Less Net Loss attributable to noncontrolling interest	(81)	(27)
Net Loss attributable to Immunomedics, Inc. stockholders	$(157,668)	$(121,262)
Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.84)	$(0.88)
Weighted average number of common shares outstanding (basic and diluted):	188,554	138,518